Exhibit 99.1

Vast, a Market-Leading Concentrated Solar Power (CSP) Company, To Go Public Through Business Combination with Nabors Energy Transition Corp.; Combined Company Expected to be Listed on the New York Stock Exchange

•	Vast Solar Pty Ltd. (“Vast” or the “Company”) has entered into a Business Combination Agreement with Nabors Energy Transition Corp. (“NETC”). The combined entity will be named Vast and is expected to be listed on the New York Stock Exchange (NYSE) under the ticker symbol “VSTE”, while remaining headquartered in Australia.

•	Vast has developed a proprietary next-generation CSP system that provides clean, dispatchable renewable energy for utility-scale power, industrial heat and clean fuel production applications

•	Vast’s technology is designed to overcome the manufacturability and reliability issues that slowed the adoption of conventional CSP technology and deliver a levelized cost of energy that is competitive with, or superior to, solar PV plus storage.

•	The Company’s CSP system uses a distributed modular tower design and a sodium heat transfer loop to gather energy from the sun, which is then stored in molten salt for later dispatch as either power or heat. Sodium is a superior thermal conductor which is key to enabling Vast’s modular tower design, and the modular design delivers improved performance, lower cost and reduced risk relative to previous generations of CSP technology.

•	To validate its technology, Vast constructed and operated from 2018 to 2020 a grid-connected 1.1 MW demonstration facility in Forbes, Australia.

•	Vast’s business model is to develop CSP projects using the Company’s technology, supply the equipment required to construct those projects, and provide EPC and O&M services to those projects during and after construction.

•	The Company is currently developing 230MW of projects, including a 30 MW grid-connected facility in Port Augusta, Australia that is expected to become operational in 2025, and a 20 ton per day solar methanol facility that will be co-located with and partially powered by the 30MW plant. Vast also has a multi-GW global pipeline of potential CSP projects.

•	The IEA forecasts deployments of up to 430 GW of new CSP capacity globally by 2050 for on-grid applications alone. Furthermore, CSP deployment for other applications could reach more than a terawatt by 2050[1].

•	NETC is an affiliate of Nabors Industries Ltd. (“Nabors”) (NYSE: NBR), and this transaction underscores Nabors’ commitment to the energy transition, extending its existing work on internal technology development and venture investments in clean, baseload and scalable energy technologies.

•	The transaction is expected to provide gross proceeds of up to USD $351 million to Vast, comprised of up to USD $286 million from NETC’s trust account (before giving effect to potential redemptions), USD $15 million from each of Nabors and Vast’s existing owner (“AgCentral Energy”) to be funded in a combination of a pre-closing convertible note financing and a private placement of ordinary shares of Vast at closing, and a targeted minimum of USD $35 million of capital from third-party investors.

•	Vast intends to use the proceeds from the transaction to fund project development activities in target markets, equity investments in CSP projects, deployment of manufacturing facilities, continued investment in research and development, pay fees and expenses related to the transaction, and for general corporate purposes.

1 Per Company Data

•	AgCentral Energy and the Company’s management will roll 100% of their interests in Vast into the combined company.

•	The implied equity value of the combined company will be between approximately USD $305 million and USD $586 million depending on the level of redemptions. The transaction is expected to be completed during the second or third quarters of 2023.

HOUSTON & SYDNEY, AUSTRALIA, February 14, 2023 – Vast Solar Pty Ltd, a renewable energy company specializing in concentrated solar power (CSP) energy systems that generate zero-carbon, utility-scale electricity and industrial heat, and Nabors Energy Transition Corp. (NYSE: NETCU, NETC, NETCW) today announced a definitive agreement for a business combination (the “Transaction” or the “Business Combination”) that would result in Vast becoming a publicly-listed company on the NYSE under the ticker symbol “VSTE”.

World-Leading Innovator in Concentrated Solar Power

Founded in Australia in 2009, Vast’s proprietary CSP system uses a modular tower design and a unique sodium loop for heat transfer to efficiently capture and store solar heat for conversion into clean and renewable electricity and heat. The Company’s system is designed to deliver greater efficiency, simplified permitting, faster construction and more reliable operations when compared to conventional central tower CSP plants.

“Vast’s CSP technology collects and stores the sun’s energy during the day for delivery at any time, making around-the-clock, clean power a reality,” said Craig Wood, Chief Executive Officer of Vast. “While the cost of wind and PV solar have declined significantly, their intermittency remains a key challenge that can only be addressed with storage. By providing clean, renewable energy with low-cost, long-duration storage, our CSP system can be incorporated as dispatchable generation in a way that is not possible using PV solar or wind with batteries. We are excited to partner with NETC to accelerate the deployment of our technology globally.”

“Vast has the potential to deliver low-cost, clean, renewable and dispatchable power and heat, a combination that no other technology has yet been able to achieve,” said Anthony Petrello, President and CEO of NETC and Chairman, President and CEO of Nabors. “With our global footprint, technology and operations expertise, Nabors looks forward to supporting Vast and helping to extend the leadership role Vast has established in the CSP space. We believe the transaction will accelerate the deployment of Vast’s technology, while furthering Nabors’ commitment to “Energy Without Compromise” and support of companies on the cutting edge of advanced energy technology.”

Concentrated Solar Power Market

As the world transitions towards clean energy solutions, the total addressable market for CSP is poised to grow rapidly, with the International Energy Agency projecting new CSP deployments of up to 430 gigawatts by 2050 for on-grid applications alone2. Further CSP deployment for off-grid baseload-seeking projects, process heat applications, and as the energy input for green fuel production could reach more than a terawatt by 20503. Vast is uniquely positioned to seize opportunities that are in the market right now, as well as those that will develop as the market for CSP grows over the coming decades.

2 IEA World Energy Outlook 2022, p448

3 As Prepared by a Top Tier International Management Consulting Firm

Vast Next-Generation CSP Technology

Vast’s proprietary CSP technology reflects and concentrates the sun’s rays onto solar receivers that capture the sun’s energy as heat in sodium, then transfer the heat to molten salt for high density storage. The stored heat can then be used to generate dispatchable clean power at night by generating steam for a turbine, produce heat directly for industrial purposes, or to deliver a mix of power and heat for the efficient production of green fuels such as green hydrogen, green methanol, sustainable aviation fuels, among others.

Vast’s CSP technology offers several advantages over conventional CSP technologies, including:

•	Sodium Loop for Heat Transfer – use of sodium as the heat transfer fluid unlocks Vast’s modular tower design, enables superior thermal process control, and avoids the need to empty out and restart the solar receivers on a daily basis due to the risk of the molten salt freezing, as is the case with central tower technology. When compared to parabolic trough systems, sodium’s higher operating temperature relative to mineral oil delivers more efficient power cycles, and hence cheaper energy.
•	Modularity – modular systems make better use of the heliostats (mirrors), achieving a 10-20% efficiency gain versus central tower designs, and they remove the single-point-of-failure risk inherent in central tower technology. Additionally, each module’s towers are smaller and less complex making them easier to permit, build, operate and maintain.

Vast’s technology was field validated and proven at the Company’s Forbes, Australia demonstration plant. The 1.1 MW facility successfully synchronized with the grid in 2018 and operated for nearly three years.

Vast’s 1.1 MW CSP Demonstration Plant in Forbes, Australia was in operation for a 32-month period

Commercial Project Pipeline

The Business Combination will provide Vast with capital to progress its multi-GW pipeline of projects, including four projects in various stages of development:

•	VS1 Port Augusta – Funded by up to AUD $110 million in concessional financing from the Australian Government, and up to AUD $65 million non-dilutive grant from the Australian Renewable Energy Agency (ARENA), Vast is developing a 30 MW/288MWh CSP reference plant in Port Augusta, Australia. Utilizing CSP v3.0 technology, the facility will produce dispatchable renewable electricity on demand for 8 hours overnight.

•	SM1 Port Augusta – The SM1 plant, a world-first green methanol commercial demonstration plant that is designed to produce 20 tons per day of solar methanol, will be fueled in part by the heat and electricity produced by the co-located VS1 Port Augusta reference plant. SM1 is being funded in part by the German-Australian Hydrogen Innovation and Technology Incubator, or HyGATE, via an approximately AUD $40 million non-dilutive grant.

•	VS2 Mount Isa – The 50 MW North West Queensland Hybrid Power Project will combine a solar PV system for daytime power generation, CSP storage for night-time supply, and large-scale batteries and gas turbines for grid firming.

•	VS3 Port Augusta – Permitting is already in place for an expected 150MW CSP plant that will be built on the same site as VS1 and SM1 following successful completion of those projects.

Alignment with Nabors’ Energy Transition Commitment

The Business Combination with Vast demonstrates the commitment that Nabors has made over the past several years to utilize its resources to support the energy transition and reduce carbon footprints globally. Since making this commitment to “Energy Without Compromise”, Nabors has utilized a three-pronged approach, pursuing internal technology development to decarbonize its operations and those of its customers, creating an ecosystem of venture investments in early stage advanced technology companies, and now lending support to Vast’s clean energy mission through the Business Combination with Nabors Energy Transition Corp.

“This transaction lies at the center of what we have been carefully creating and curating at Nabors over the past few years through investing in clean, baseload, scalable energy technologies” said Guillermo Sierra, VP of Energy Transition for NETC and VP of Strategic Initiatives for Nabors. “This transaction should allow Vast’s proprietary CSP technology to be scaled and accelerated by leveraging our global energy technology and operational platform. We believe that Vast will play a key role in solving the storage and dispatch challenges faced by renewable energy and in facilitating the transition to green fuels by providing clean process heat.”

Transaction Overview

Subject to certain conditions, affiliates of Nabors and AgCentral Energy each committed up to $15 million of capital in a combination of a pre-closing convertible note financing and a private placement of ordinary shares of Vast at closing. The Company is targeting a minimum of USD 35 million of additional capital from other third-party investors.

At closing, the balance of NETC’s trust account, net of any redemptions and payment of transaction expenses, will be released to Vast. AgCentral Energy and management will roll 100% of their interests in Vast into the combined company, which the Company believes reflects their support for the combination, as well as confidence in the go-forward prospects for the combined company.

The implied pro forma equity value of Vast is expected to be between USD $305 million and USD $586 million depending on the level of redemptions. Vast’s existing management team will continue to lead the Company following the completion of the transaction.

Vast is expected to remain headquartered in Sydney, Australia.

The Transaction was unanimously approved by the Boards of Directors of NETC and Vast. Completion of the proposed Transaction is subject to customary closing conditions and is anticipated to occur in the second or third quarters of 2023.

Additional information about the proposed Transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a Current Report on Form 8-K to be filed by NETC with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Extension

Under NETC’s amended and restated certificate of incorporation, Nabors Energy Transition Sponsor LLC (the “NETC Sponsor”), may deposit into the NETC’s trust account $2,760,000 to extend the date NETC has to consummate its initial business combination by an additional three months, up to two times. Affiliates of NETC Sponsor expect to deposit $2,760,000 into NETC’s trust account prior to February 18, 2023 to extend the date by which NETC has to consummate its initial business combination from February 18, 2023 to May 18, 2023.

Advisors

Guggenheim Securities, LLC acted as exclusive financial advisor to NETC. Vinson & Elkins L.L.P. and King & Wood Mallesons acted as legal advisors to NETC. Milbank LLP acted as legal advisor to Nabors. White & Case LLP and Gilbert + Tobin acted as legal advisors to Vast.

Investor Conference Call Information

Vast and NETC will host a joint investor conference call to discuss the proposed Transaction today, February 14, 2023 at 8:30AM ET.

To listen to the prepared remarks via telephone from the U.S., dial 1-877-407-3982 and an operator will assist you. The call may also be accessed through the following link:

https://callme.viavid.com/viavid/?callme=true&passcode=13735972&h=true&info=company&r=true&B=6

A telephone replay will be available by dialing 1-844-512-2921 if in the U.S, and by dialing 1-412-317-6671 from outside the U.S. The PIN for access to the replay is 13736336. The replay will be available through March 14, 2023.

About Vast

Vast is a world-leading renewable energy company that has developed concentrated solar power (CSP) systems to generate, store and dispatch carbon free, utility-scale electricity, industrial heat, and to enable the production of green fuels. Vast’s unique approach to CSP utilizes a proprietary, modular sodium loop to efficiently capture and convert solar heat into these end products. Vast’s “CSP v3.0” system is easier to permit, build and maintain than larger central tower CSP systems, and it is more efficient.

About Nabors Energy Transition Corp.

Nabors Energy Transition Corp. (NYSE: NETCU, NETC, NETCW) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. NETC was formed to identify solutions, opportunities, companies or technologies that focus on advancing the energy transition; specifically, ones that facilitate, improve or complement the reduction of carbon or greenhouse gas emissions while satisfying growing energy consumption across markets globally.

NETC is an affiliate of Nabors Industries, Ltd., a leading provider of advanced technology for the energy industry. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors, which owns the global industry’s largest fleet of land drilling rigs and equipment, is committed to innovate the future of energy and enable the transition to a lower-carbon world

Important Information about the Business Combination and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

In connection with the proposed Business Combination, Vast will file with the SEC a registration statement on Form F-4 (the “Registration Statement”), which will include (i) a preliminary prospectus of Vast relating to the offer of securities to be issued in connection with the proposed Business Combination and (ii) a preliminary proxy statement of NETC to be distributed to holders of NETC’s capital stock in connection with NETC’s solicitation of proxies for vote by NETC’s stockholders with respect to the proposed Business Combination and other matters described in the Registration Statement. NETC and Vast also plan to file other documents with the SEC regarding the proposed Business Combination. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to the stockholders of NETC. INVESTORS AND SECURITY HOLDERS OF NETC AND VAST ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about NETC and Vast once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by NETC may be obtained free of charge from NETC’s website at www.nabors-etcorp.com or by written request to NETC at 515 West Greens Road, Suite 1200, Houston, TX 77067.

Participants in the Solicitation

NETC, Nabors Industries, Ltd. (“Nabors”), Vast and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NETC in connection with the proposed Business Combination. Information about the directors and executive officers of NETC is set forth in NETC’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 28, 2022. To the extent that holdings of NETC’s securities have changed since the amounts printed in NETC’s Annual Report on Form 10-K for the year ended December 31, 2021, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed Business Combination, NETC’s and Vast’s ability to consummate the proposed Business Combination, the benefits of the proposed Business Combination and NETC’s and Vast’s future financial performance following the proposed Business Combination, as well as NETC’s and Vast’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on NETC and Vast management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, NETC and Vast disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. NETC and Vast caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of NETC and Vast. These risks include, but are not limited to, general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability to complete the Business Combination or the convertible debt and equity financings contemplated in connection with the proposed Business Combination (the “Financing”) in a timely manner or at all (including due to the failure to receive required stockholder or shareholder, as applicable, approvals, or the failure of other closing conditions such as the satisfaction of the minimum trust account amount following redemptions by NETC’s public stockholders and the receipt of certain governmental and regulatory approvals), which may adversely affect the price of NETC’s securities; the inability of the Business Combination to be completed by NETC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by NETC; the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination or the Financing; the inability to recognize the anticipated benefits of the proposed Business Combination; the inability to obtain or maintain the listing of Vast’s shares on a national exchange following the consummation of the proposed Business Combination; costs related to the proposed Business Combination; the risk that the proposed Business Combination disrupts current plans and operations of Vast, business relationships of Vast or Vast’s business generally as a result of the announcement and consummation of the proposed Business Combination; Vast’s ability to manage growth; Vast’s ability to execute its business plan, including the completion of the Port Augusta project, at all or in a timely manner and meet its projections; potential disruption in Vast’s employee retention as a result of the proposed Business Combination; potential litigation, governmental or regulatory proceedings, investigations or inquiries involving Vast or NETC, including in relation to the proposed Business Combination; changes in applicable laws or regulations and general economic and market conditions impacting demand for Vast’s products and services. Additional risks are set forth in the section of the Appendix titled "Summary Risk Factors" attached to this Presentation and will be set forth in the section titled "Risk Factors" in the proxy statement/prospectus that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed Business Combination. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact NETC’s expectations and projections can be found in NETC’s periodic filings with the SEC, including NETC’s Annual Report on Form 10-K filed with the SEC on March 28, 2022 and any subsequently filed Quarterly Reports on Form 10-Q. NETC’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

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Vast Contacts

For Investors:

Caldwell Bailey

ICR, Inc.

VastIR@icrinc.com

For Media:

Matt Dallas

ICR, Inc.
VastPR@icrinc.com

Nabors Energy Transition Corp. Contacts

For Investors:
William C. Conroy, CFA

Vice President – Corporate Development & Investor Relations

William.conroy@nabors.com

For Media:
Brian Brooks

Senior Director, Corporate Communications

Brian.brooks@nabors.com